Exhibit 10.26

DIGICEL GROUP LIMITED

2011 SENIOR EXECUTIVE & DIRECTORS SHARE OPTION PLAN

RULES

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	3

2.	ADMINISTRATION	7

3.	GRANT OF OPTIONS	7

4.	TERMS AND CONDITIONS OF OPTIONS	8

5.	SHARE LIMITS	9

6.	MANAGEMENT AGREEMENT	9

7.	EXERCISE OF OPTIONS	10

8.	CHANGE OF CONTROL	11

9.	RECONSTRUCTION AND WINDING-UP	12

10.	VARIATION OF CAPITAL	13

11.	REORGANISATION	14

12.	IPO LOCK-UP/ RESTRICTIONS ON SALE OF SHARES	15

13.	CASH-OUT OF OPTIONS/RE-SALE OF SHARES/PARTICIPANT’S TERMINATION DATE	15

14.	CASH-OUT OF OPTIONS/RE-SALE OF SHARES/VESTING COMMENCEMENT DATE	17

15.	CANCELLATION/GRANT OF NEW OPTIONS	19

16.	CONFIDENTIALITY	19

17.	AMENDMENT	19

18.	NO COMPENSATION FOR LOSS OF OPTIONS	20

19.	TERMINATION OF PLAN	20

20.	MISCELLANEOUS	20

APPENDIX 1		11

APPENDIX 2		14

DIGICEL GROUP LIMITED

2011 SENIOR EXECUTIVE & DIRECTORS SHARE OPTION PLAN

RULES

Introduction

This 2011 Senior Executive & Directors Share Option Plan (the “Plan”) is intended to promote the interests of Digicel Group Limited (the “Company”) by providing eligible persons in the Company’s service with an opportunity to acquire a proprietary interest or otherwise increase their proprietary interest in the Company as an incentive for them to remain in the service of the Company.

These Rules (as amended from time to time) shall apply (unless otherwise expressly stated) to all options granted by the Company to its Service Providers (as hereinafter defined) to subscribe for shares of the Company. Each Service Provider who accepts or exercises an option is deemed to have accepted these Rules as fundamental terms of the arrangement between such individual and the Company. The grant of options under the Plan shall be entirely at the discretion of the Company and is not a standard employee benefit.

1.	Definitions and Interpretation

(a)	In these Rules, unless the context otherwise requires, the following words and expressions shall have the following meanings:

(i)	“Affiliate” shall mean any corporation, limited liability company, limited partnership, or partnership 40% or more of the equity securities, measured either by vote or value, of which is owned by the Company or by a Subsidiary of the Company.

(ii)	“Board”, the Board of Directors of the Company.

(iii)	“Company”, Digicel Group Limited, a Bermuda corporation.

(iv)	“Change of Control” shall mean the occurrence of any of the following events:

A.	any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a shareholder as of the date thereof, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting power of the Company’s outstanding voting stock; or

B.	(i) if the Company consummates any transaction (including, without limitation, any merger, consolidation, amalgamation or other combination) pursuant to which the Company’s outstanding voting stock is converted into or exchanged for cash, securities or other property, or (ii) the Company conveys, transfers, leases or otherwise disposes of, or any resolution with respect to a demerger or division is passed by the Board or Shareholders pursuant to which the Company would dispose of, all or substantially all of the Company’s assets, in each case to any person other than in a transaction:

(x)	where the Company’s outstanding voting stock is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of the Company’s incorporation) or is converted into or exchanged for voting stock of the surviving or transferee corporation; and

(y)	no person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the beneficial owner (as defined in clause A. above) directly or indirectly, of more than 50% of the total outstanding voting stock of the surviving or transferee corporation; or

C.	during any consecutive two-year period individuals who at the beginning of such period constituted the Company’s board of directors (together with any new members whose election to such board, or whose nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the members of the Company’s board of directors then still in office who were either members at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Company’s board of directors then in office; or

D.	the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

(v)	“Effective Date”, 16th February, 2011.

(vi)	“Exchange Act”, US Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the US Securities and Exchange Commission thereunder.

(vii)	“Exercise Notice”, in relation to an Option, a Notice of Exercise of such Option served in accordance with Rule 7.

(viii)	“Exercise Price”, in relation to an Option, the price payable per Option Share upon exercise of such Option, as determined by the Plan Administrator on the Grant Date in accordance with Rule 4(b).

(ix)	“Exercise Schedule”, in relation to an Option, the schedule in accordance with which the Option shall become exercisable for the Option Shares, as determined by the Plan Administrator on the Grant Date in accordance with Rule 4(d) and set forth in the Grant Notice.

(x)	“Expiration Date”, in relation to an Option, the date on which such option expires, being the last day of the term of the Option as determined by the Plan Administrator pursuant to Rule 4(c) and as set forth in the Grant Notice.

(xi)	“Grant Date”, in relation to an Option, the date on which the Plan Administrator approves the grant of the Option.

(xii)	“Grant Notice”, in relation to an Option, the Notice of Grant of Share Option evidencing the grant of such Option, as described in Rule 4(e).

(xiii)	“IPO Date”, the effective date of a listing or quotation of some or all of the Shares on a Securities Exchange.

(xiv)	“Management Agreement”, an agreement to be entered into in accordance with Rule 6 between the Optionholder and a management company designated by the Plan Administrator governing the registered ownership, management, voting, sale and exercise of all rights in relation to the Shares purchased upon exercise of such Option, which agreement shall be in the form approved by the Plan Administrator on or prior to the Adoption Date or in such other form as may be approved by the Plan Administrator and notified to the Optionholder prior to the exercise of the Option.

(xv)	“Manager”, the management company designated by the Plan Administrator to hold shares on behalf of a Participant pursuant to the Management Agreement.

(xvi)	“Market Price”, the market price per Share on any date as determined in accordance with the following provisions:-

A.	if the Shares are traded on one or more Securities Exchanges on such date, the Market Price shall be equal to the closing price per Share reported for such date by the composite-transactions report for the Securities Exchange determined by the Plan Administrator to be the primary market for the Shares or, if no closing price per Share is reported for such date, then the Market Price shall be the closing price for the last preceding date for which such report exists; or

B.

if the Shares are not traded on a Securities Exchange on such date, the Market Price per Share shall be based upon a valuation of the Company determined as of the date of the last quarter prior to the date the Plan Administrator exercises its rights hereunder. The valuation of the Company shall be prepared by a third party appointed by the Plan Administrator. The Plan Administrator, in its sole discretion, shall have the right to amend the Market Price that is derived from such valuation in the event that in the opinion of the Plan Administrator there has been a material change to the valuation of the Company since the date of the last quarterly valuation, taking into account such factors as it deems appropriate;

provided, however, that for all purposes under Rule 13 and Rule 14, Market Price shall be determined in accordance with the provisions of such rule.

(xvii)	“Normal Retirement Age”, sixty (60) years of age.

(xviii)	“Option”, an option granted under the Plan.

(xix)	“Optionholder”, an individual who holds an Option.

(xx)	“Option Share”, a Share subject to an Option.

(xxi)	“Participant”, a person who is for the time being an Optionholder or the holder of Shares purchased pursuant to the exercise of an Option or the legal personal representative of any such person.

(xxii)	“Plan”, the Company’s 2011 Senior Executive & Directors Share Option Plan, as implemented by these Rules.

(xxiii)	“Plan Administrator”, the Board or a duly constituted committee thereof appointed to administer the Plan in accordance with Rule 2.

(xxiv)	“Qualifying Company”, the Company and every other body corporate which is for the time being a Subsidiary or an Affiliate of the Company.

(xxv)	“Rules”, these Rules, as amended from time to time pursuant to Rule 17.

(xxvi)	“Securities Exchange”, any recognised stock exchange or public securities market including, but not limited to, the Irish Stock Exchange Limited, the London Stock Exchange Limited, the New York Stock Exchange, the NASDAQ Stock Market and EASDAQ.

(xxvii)	“Service Contract”, in relation to a Participant, the terms and conditions of his employment, consultancy or other service arrangement and all related obligations (whether verbal, in writing and/or implied by law) with any Qualifying Company as in effect at the relevant time including any confidentiality agreement and other agreement or obligation (whether verbal, in writing and/or implied by law) in effect between such company and such Participant.

(xxviii)

“Service Provider”, an individual who provides services to one or more Qualifying Companies as a member of the senior management team of the Company and its subsidiaries (including an executive director), including such an individual temporarily absent from his employment for some purpose approved by the Company, directors of the Company and its subsidiaries and such other individuals as the Administrator, in its sole discretion, determine.

(xxix)	“Share”, a common share in the capital of the Company.

(xxx)	“Shareholder” a person who holds Shares.

(xxxi)	“Subsidiary”, any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company (other than the last company) in the unbroken chain owns, at the time of the determination, shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other companies in such chain.

(xxxii)	“Termination Date”, in relation to a Participant, the date on which he ceases to be a Service Provider.

(xxxiii)	“Vesting Commencement Date” means the date commencing one year from the Grant Date or such other date as the Plan Administrator in its sole discretion shall determine.

(b)	Any reference in these Rules to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

(c)	The headings in these Rules are inserted for ease of reference only and shall not be taken into account in construing these Rules.

(d)	Words denoting the masculine gender shall include the feminine and neuter genders and words denoting the singular shall include the plural and vice versa.

2.	Administration

The Plan shall be administered by the Board or by a duly constituted committee of the Board to which the Board delegates some or all of its authority hereunder upon such terms and conditions as the Board in its absolute discretion shall determine. The Board or the committee appointed to serve as administrator of the Plan, acting within its authority, shall be hereafter referred to as the “Plan Administrator”.

3.	Grant of Options

(a)	The Plan shall become effective on the Effective Date and the Plan Administrator may grant Options under the Plan at any time during the ten (10)-year period commencing on the Effective Date.

(b)	No person shall be entitled as of right to receive an Option under the Plan and the Plan Administrator may from time to time, subject to these Rules but otherwise in its absolute discretion, select the Service Providers to whom Options shall be granted hereunder and shall by appropriate resolution approve the grant of an Option to each such Service Provider.

4.	Terms and Conditions of Options

(a)	With respect to each Option granted hereunder, the Plan Administrator shall at the time of grant determine the number of Option Shares subject to such Option, the Exercise Price payable per Option Share and the Exercise Schedule applicable to such Option.

(b)	The Exercise Price payable per Option Share subject to an Option shall be determined by the Plan Administrator in its sole discretion and shall be equal to the Market Price per Share on the Grant Date unless otherwise determined by the Plan Administrator.

(c)	Each Option granted hereunder shall have a maximum term of seven (7) years measured from the Grant Date of such Option, subject to earlier termination in accordance with Rules 9, 10, 13, 14 and 15.

(d)	The Plan Administrator shall in its sole discretion determine the Exercise Schedule which shall apply to each Option granted hereunder. Such Exercise Schedule may provide that the Option shall become exercisable with respect to the Option Shares in a series of cumulative instalments over a period of time beginning on the Grant Date or on such other date as the Plan Administrator shall determine (but in no event earlier than the date on which the Optionholder commenced service as a Service Provider), or exercisability may be conditional upon the attainment by the Optionholder or the Company or any group or division of the Company of performance objectives determined by the Plan Administrator on the Grant Date.

The number of Option Shares with respect to which an Option may be exercised shall be cumulative, such that once the Option shall become exercisable with respect to Option Shares, it shall remain exercisable with respect to such Option Shares until the exercise or expiration, lapse, cancellation or other termination of the Option with respect to such Option Shares in accordance with these Rules.

The Plan Administrator shall have the authority, exercisable in its sole discretion at any time an Option remains outstanding, to accelerate in whole or in part the Exercise Schedule applicable to such Option.

(e)	As soon as reasonably practicable after the Grant Date of an Option, the Plan Administrator shall issue to the Optionholder a Notice of Grant of Share Option (a “Grant Notice”) with respect to the Option which shall specify:

(i)	the Grant Date of the Option;

(ii)	the number of Option Shares subject to the Option;

(iii)	the Exercise Price payable per Option Share;

(iv)	the Exercise Schedule (if any) applicable to the Option;

(v)	the Expiration Date of the Option; and

(vi)	subject as aforesaid, shall be in the form set out in Appendix 1 to these Rules or such other form as the Plan Administrator shall from time to time prescribe.

(f)	Save as otherwise provided hereunder, an Option granted under the Plan shall be personal to the Optionholder and shall be non-assignable and shall automatically lapse and cease to be exercisable if it is purported to be transferred, assigned, mortgaged, charged or otherwise disposed of by the Optionholder, provided, however, that:

(i)	in the event an Optionholder dies while holding an outstanding Option granted hereunder, such Option may be exercised by the legal personal representative of such Optionholder subject to these Rules; or

(ii)	following a written request from the Optionholder seeking the consent of the Plan Administrator to the transfer, assignment or otherwise disposal of such Option, the Plan Administrator shall have the authority, exercisable in its sole discretion at any time an Option remains outstanding, and after due consideration of such written request to permit the Option granted under the Plan to be transferred, assigned or otherwise disposed of by the Optionholder.

5.	Share Limits

The maximum aggregate number of Shares in respect of which Options may be granted under the Plan shall not exceed 5,744,681 Shares. This aggregate limit shall include options issued under any other option plans operated by the Company. Shares issued pursuant to the exercise of Options granted hereunder shall reduce on a share-for-share basis the maximum aggregate number of Shares available for issuance hereunder. To the extent Options granted hereunder are cancelled or lapse, expire or otherwise terminate prior to exercise, the Shares subject to such Options shall become available for issuance pursuant to future Option grants under the Plan.

6.	Management Agreement

It shall be a condition of both the grant and the exercise of an Option that the Participant shall upon exercise thereof at any time prior to a Change of Control or IPO enter into a Management Agreement in respect of all Shares acquired by him thereunder and shall remain party thereto, observing and performing all of the provisions thereof, throughout the period of the Participant’s ownership of such Shares, or (if earlier) until such Management Agreement shall terminate, on which date or dates all applicable restrictions on the sale of the Shares subject to such Option shall lapse subject to Rule 12.

7.	Exercise of Options

(a)	An Option may be exercised at any time for some or all of the Option Shares which are exercisable as of such time in accordance with the Exercise Schedule applicable to such Option and the provisions of these Rules.

(b)	The exercise of an Option shall be effected by a notice in writing by the Optionholder to the Company (an “Exercise Notice”) which shall:

(i)	specify the number of Option Shares in respect of which the Option is being exercised;

(ii)	be accompanied by payment to the Company in cash or by cheque of an amount equal to the product of the number of Option Shares for which the Option is being exercised and the Exercise Price payable per Option Share, or pursuant to Section 7(e) below;

(iii)	if required pursuant to Rule 6, be accompanied by a Management Agreement in the form applicable to such Option, duly executed by the Optionholder; and

(iv)	subject as aforesaid, be in the form set out in Appendix 2 to these Rules or such other form as the Plan Administrator may from time to time prescribe.

(c)	Within thirty (30) days after an Exercise Notice has taken effect, the Plan Administrator on behalf of the Company shall allot to the Participant the number of Shares in respect of which the Exercise Notice has taken effect.

(d)	As soon as reasonably practicable after allotting Shares, the Plan Administrator on behalf of the Company shall issue to the Participant (or to the Manager on his behalf) a share certificate in respect of the Shares so allotted.

(e)	In addition to the exercise procedure set forth in Rule 7(b), if an Option is exercised after the IPO date, such Option may be exercised, to the extent permitted by the Plan Administrator and the Securities Exchange on which the Shares are quoted or listed, through a special sale and remittance or same-day sale procedure pursuant to which the Optionholder shall provide irrevocable written instructions to a Company-designated brokerage firm to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased Shares, and shall concurrently provide irrevocable written instructions to the Company to transfer the Shares directly to the brokerage firm to complete the sale transaction.

(f)

The Plan Administrator, on behalf of the Company, shall not be under any obligation to allot or issue Shares to or on behalf of a Participant under or in connection with this Plan unless and until the Plan Administrator is satisfied in its absolute discretion that such Participant has made payment to the Company of such sum as is, in the discretion of the Plan Administrator, sufficient to settle any liability for any income tax and/or social insurance contributions and/or similar imposts which are or would be recoverable from such Participant as a result of the exercise of an Option and in respect of which the Company or any Qualifying Company is liable to account (in any jurisdiction).

(g)	All Shares allotted under Options shall rank pari passu in all respects with the Shares for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of such allotment.

(h)	The Company shall apply to such Securities Exchanges upon which Shares are listed from time to time for the listing of the Shares issuable under the Plan.

APPENDIX 1

Digicel Group Limited

Notice of Grant of Share Option

2011 Senior Executive & Directors Share Option Plan

Notice is hereby given of the grant to the individual named below (the “Optionholder”), in consideration for the Optionholder’s agreement to provide services to the Company or another Qualifying Company, of the following option (the “Option”) to purchase common shares of Digicel Group Limited (the “Company”) under the Company’s 2011 Senior Executive & Directors Share Option Plan (the “Plan”):

Name of Optionholder:

Address of Optionholder:

Grant Date of Option:

Number of Option Shares:

Exercise Price:	US$[ ] per Option Share

Vesting Commencement Date:

Exercise\Vesting Schedule:	The Option shall become exercisable for the Option Shares in a series of cumulative instalments over the Optionholder’s period of service as a Service Provider in accordance with the following schedule:-

Date	Maximum Shares to Become Exercisable (% of Total Number of Option Shares)

Expiration Date:	[date immediately preceding 7-year anniversary of Grant Date], subject to earlier termination in accordance with the Rules of the Plan.

The Optionholder understands and agrees that the Option is granted subject to and in accordance with the Rules of the Plan and the Optionholder hereby acknowledges receipt of a copy of such Rules and agrees to be bound by such Rules.

The Optionholder further understands and agrees that each vesting event as outlined in the above schedule may be conditional on achievement of certain agreed performance criteria which if applicable will be communicated to the option holder in conjunction with this Grant of Option.

The Plan Administrator shall have the authority, exercisable in its absolute discretion to amend any of the agreed criteria but not if such amendment results in a more onerous performance measure. This will normally only apply if there is an Act of God or if decisions are made by the Board which have an adverse effect on the achievement of any of the agreed performance criteria in which instance the amendment will be limited to the direct impact of that specific matter.

Subject to Rule 4(f) of the Plan, the Optionholder further acknowledges that the Option is personal to the Optionholder and may not be transferred, assigned, mortgaged, charged or otherwise disposed of by the Optionholder, that nothing in this Notice or in the Plan shall confer upon the Optionholder any right to continue in the service or employment of the Company or any Qualifying Company for any period of specific duration and that this Option shall not form part of the terms and conditions of the Optionholder’s Service Contract with the Company or any Qualifying Company employing him. Accordingly, the Optionholder acknowledges that he or she shall have no right to any compensation arising for the loss of his or her entitlement with respect to the Option or the Option Shares as a result of the termination of the Optionholder’s status as a Service Provider (for any reason whatsoever).

Except as the Plan Administrator may otherwise provide at the time the Option is granted or thereafter, or as required to comply with applicable law:

(a)	If the Participant’s employment or service with the Company and its affiliates is terminated by Participant or by the Company for any reason (other than death or disability or by the Company for cause), then (i) to the extent not yet vested as of the Termination Date, an Option shall immediately be forfeited, and (ii) to the extent vested as of the Termination Date, an Option may be retained and, if applicable, exercised until the earlier of (A) the date three (3) months (or such longer or shorter period, if any, specified in the applicable Service Agreement or Grant Notice) after the Termination Date or (B) the date such Option would have expired had it not been for the termination of employment or service, after which time, in either case, such Option shall expire.

(b)

If the Participant’s employment or service with the Company and its Affiliates is terminated by Participant or if he/she has served notice of termination, or by the Company due to Participant’s death or disability, then (i) to the extent not yet vested as of the Termination Date or at the date of serving of the notice of termination, an Option shall immediately be forfeited, and (ii) to the extent vested as of the Termination Date, an Option may be retained and, if applicable, exercised until the earlier of (A) the date one (1) year (or such longer or shorter period, if any, specified in the applicable Service Agreement or Grant Notice) after such termination of employment or service or (B) the date such Option would have expired had it not been for the termination of employment or service, after which time, in either case, such Option shall expire.

(c)	If the Participant’s employment or service with the Company and/or its Affiliates is terminated by the Participant or if he/she has served notice of termination, prior to any specified vesting period as defined in the Schedule above, then the upside on the already vested options is restricted to 50% of any uplift between the Exercise Price and the Market Price.

(d)	If an Optionholder’s Service Provider status is terminated by the Company (or other Qualifying Company employing the Optionholder) for cause, as determined in accordance with the laws, de facto governing the Service Provider’s Service Contract, then, as of the Optionholder’s Termination Date, each outstanding Option held by such individual shall automatically lapse and cease to be exercisable with respect to all of the Option Shares subject to such Option.

(e)	If the Participant is in breach of the Confidentiality undertaking in Rule 16 the Plan Administrator is entitled to notify such Participant that each outstanding Option held by such individual will lapse and cease to be exercisable with respect to all of the Option Shares subject to such Option.

(f)	In no event shall any additional Option Shares become exercisable after an Optionholder’s Termination Date.

Each capitalised term in this Notice shall have the meaning assigned to such term in this Notice or the Plan.

By executing the attached duplicate of this Notice, the Optionholder confirms his or her acceptance of the Option upon the terms and conditions described herein. In the event the attached duplicate is not returned to the Company duly executed on or prior to [                    ], the Option shall be deemed to have lapsed as of such date and shall have no force or effect thereafter.

By:

Title:

For and on behalf of Digicel Group Limited

Acknowledged and Accepted:

By:
Optionholder

Date:

Note:	This Notice should be executed in duplicate by the Optionholder and the Company. One originally executed copy should be retained by each party.

Attachments:	2011 Senior Executive & Directors Share Option Plan Rules Form of Management Agreement

APPENDIX 2

Notice of Exercise

Digicel Group Limited

2011 Senior Executive & Directors Share Option Plan

1.	I hereby notify Digicel Group Limited (the “Company”) that I elect to purchase common shares of the Company at the Option Exercise Price of US$ per share pursuant to the option granted to me on to purchase up to of the Company’s common shares under the 2011 Senior Executive & Directors Share Option Plan.

2.	I acknowledge and accept that the shares purchased by me pursuant to this Notice of Exercise are subject to restrictions as to their sale as provided in Rules 13, 14 and 15 of the Plan and to the Company’s Bye Laws.

3.	I enclose a signed copy of the Management Agreement.

4.	I enclose the sum of US$ in payment of the option exercise price.[1]

Full Name(s):

Address:

Signature(s):

Date:

[1]	Insert the Exercise Price of the shares in respect of which the Option is being exercised; this can be calculated by multiplying the Exercise Price per Option Share stated in the Notice of Grant of Share by the number of shares inserted in paragraph 1 above for which the Option is being exercised.